Exhibit 99.1

Fathom Holdings Inc. Receives Notification from Nasdaq Regarding Late Filing of Form 10-Q
CARY, N.C., May 29, 2026 - Fathom Holdings Inc. (Nasdaq: FTHM) (the “Company”), a national, technology-driven real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings, today announced that it has received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), because it has not timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Form 10-Q”) with the U.S. Securities and Exchange Commission (the “SEC”). The Rule requires Nasdaq-listed companies to timely file all required periodic financial reports with the SEC.
Nasdaq has provided the Company with 60 calendar days from the date of Notice, or until July 21, 2026, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the due date for the filing of the Form 10-Q, or until November 11, 2026, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.
The Notice has no immediate effect on the listing or trading of the Company’s securities. However, if the Company fails to timely regain compliance with the Rule, the Company’s securities will be subject to delisting from the Nasdaq Capital Market.
The Company is working diligently to finalize the financial statements and to file the Form 10-Q as soon as practicable.
About Fathom Holdings Inc.
Fathom Holdings Inc. is a national, technology-driven real estate services platform that integrates residential brokerage, mortgage, title, and SaaS offerings through its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, Real Results, and Verus Title. For more information, visit www.FathomInc.com.
Cautionary Note Concerning Forward-Looking Statements
This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: reliance on, and risks associated with hiring, integrating and retaining, key personnel; risks associated with general economic conditions, including rising interest rates; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Matt Glover and Clay Liolios
Gateway Group, Inc.
949-574-3860
FTHM@gateway-grp.com